Exhibit 99.15

10 December 2009

Virgin Entertainment Investment Holdings Ltd.
Craigmuir Chambers
P.O. Box 71
Road Town
Tortola
British Virgin Islands

Fax +1 284 494 2233

Copy:

RBC Secretaries (CI) Limited
La Motte Chambers
La Motte Street
St Helier
JE1 1BJ
Jersey

Attention: Paul Fauvel
Fax 01534 602 035

Deutsche Bank AG, acting through its London branch

Dear Sir or Madam,

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between us on the Trade Date specified below (the “Transaction”).  This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below.

In this Confirmation, “DB” means Deutsche Bank AG, acting through its London branch and “Counterparty” means Virgin Entertainment Investment Holdings Ltd.

1.
The definitions and provisions contained in the 2006 ISDA Definitions (the “2006 Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “2002 Definitions” and, together with the 2006 Definitions, the “Definitions”), each as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Confirmation.  In the event of any inconsistency between the 2006 Definitions and the 2002 Definitions, the 2002 Definitions will govern.  In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern. The Transaction shall be deemed to be a Share Forward Transaction within the meaning set forth in the 2002 Definitions.

This Confirmation supplements, forms part of, and is subject to, the  ISDA 2002 Master Agreement dated as of 10 December, 2009, as amended and supplemented from time to time (the “Agreement”), between you and us which by its terms shall apply only to the Transaction and not to any other transaction between the parties. All provisions contained in the Agreement govern this Confirmation except as expressly modified below.

If there exists any ISDA Master Agreement between DB and Counterparty or any confirmation or other agreement between DB and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between DB and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which DB and Counterparty are parties, this Transaction shall not be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

2.	The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	10 December, 2009

Seller:	Counterparty

Buyer:	DB

Shares:	Common stock of Virgin Media Inc. (the “Issuer”) (Exchange Symbol: “VMED”).

Number of Shares:	6,419,549

Prepayment:	Applicable

Conditions to DB’s Obligation
to Pay Prepayment Amount:
It shall be a condition to DB’s obligation to pay any Prepayment Amount hereunder on any Prepayment Date that Counterparty shall have performed its obligations under paragraph 3 (Other Provisions), “Agreements to Deliver Documents,” below and the Credit Support Deed.

Prepayment Amount:
As of the Prepayment Date, the present value of the result of:

(A) the Forward Floor Price multiplied by the Number of Shares; minus

(B) USD 9,094,000,

where this present value is calculated by the Calculation Agent using a discount rate equal to the Interpolated LIBOR Rate for a period equivalent to the remaining term of this Transaction

Interpolated LIBOR Rate:	A discount rate equal to (i) for any period of 6 months or less, the rate determined by the Calculation Agent using USD-LIBOR-BBA for the Designated Maturity of such period, and, if appropriate, using linear interpolation between USD-LIBOR-BBA for the Designated Maturity that corresponds most closely to, but is longer than, such period, and USD-LIBOR-BBA for the Designated Maturity that corresponds most closely to, but is shorter than, such period, or (ii) for any period of more than 6 months, the rate determined by the Calculation Agent using linear interpolation between the 1 year “offer side” U.S. Dollar Swap rate as shown for Bloomberg ticker "USSW1 Index" (or any successor or replacement ticker ) and 6 month USD-LIBOR-BBA.

Prepayment Date:	The earlier of:

(i)	the date specified by Counterparty to DB by written notice, such notice to be delivered to DB not less than two (2) Business Days prior to such specified date; and

(ii)	the Settlement Date.

Variable Obligation:	Applicable

Forward Floor Price:	USD 14.918

Forward Cap Price:	USD 21.548

Exchange:	NASDAQ Global Select Market

Related Exchange(s):	NASDAQ Global Select Market, Chicago Board Options Exchange, Philadelphia Stock Exchange, American Stock Exchange, Pacific Stock Exchange, Boston Stock Exchange and International Securities Exchange

Valuation:

Valuation Date:	10 December, 2010

Market Disruption Event:
Section 6.3(a) of the 2002 Definitions is hereby amended by deleting the words “during the one hour period that ends at the relevant Valuation Time” and replacing them with “on the relevant date prior to the relevant Valuation Time” in clause (ii) thereof.

Relevant Price:
The ‘Volume Weighted Average Price’ per Share on each Averaging Date with respect to the period from 9:30 a.m. to 4:00 p.m. (New York City time), as determined by the Calculation Agent by reference to the Bloomberg Page

‘VMED Q <Equity> AQR <Go>’ (or any successor thereto) on such Averaging Date.

Averaging Dates:	Each of the 20 Scheduled Trading Days from and including the date falling 19 Scheduled Trading Days prior to the Valuation Date to and including the Valuation Date.

Averaging Date Disruption:	Modified Postponement

Settlement Terms:

Settlement Method Election:	Applicable

Electing Party:	Counterparty

Settlement Method
Election Date:	The date that is 25 Scheduled Trading Days prior to the first Averaging Date

Default Settlement Method:	Cash Settlement

Settlement Price:	An amount equal to the arithmetic mean of the Relevant Prices on each Averaging Date.

Settlement Currency:	USD

Dividends:

Extraordinary Dividend:
Any dividend or distribution on the Shares (other than any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A), (B) (C) or (D) of the 2002 Definitions) the amount or value of which differs in amount from the Ordinary Dividend Amount (by virtue of being a greater amount) for such dividend or distribution (and, therefore, the amount of any such Extraordinary Dividend being the difference in value between the gross dividend or distribution and the related gross Ordinary Dividend Amount). On the ex-dividend date for any Extraordinary Dividend, Counterparty shall pay to DB an amount calculated by the Calculation Agent equal to the aggregate Extraordinary Dividend in respect of the number of Shares which DB is theoretically deemed to be short in respect of this Transaction as of the relevant ex-dividend date (such amount, the “Delta Hedge Extraordinary Dividends”).

Ordinary Dividend Amount:	USD 0.04 per Share for the first dividend or distribution on the Shares for which the ex-dividend date falls within a regular quarterly dividend period of the Issuer, and zero for any subsequent dividend or distribution on the Shares for which the ex-dividend date falls within the same regular quarterly dividend period of the Issuer.

Excess Dividend Amount:	For the avoidance of doubt, all references to the Excess Dividend Amount shall be deleted from Section 8.4(b) and 9.2(a)(iii) of the 2002 Definitions.

Share Adjustments:

Potential Adjustment Events:
If an event occurs that constitutes both a Potential Adjustment Event under Section 11.2(e)(ii)(C) of the 2002 Definitions and a Spin-off as described below, it shall be treated hereunder as a Spin-off and not as a Potential Adjustment Event.

Method of Adjustment:	Calculation Agent Adjustment, provided, however, that in the case of an Extraordinary Dividend no adjustment will be made to this Transaction to account for such Extraordinary Dividend.

Spin-off:
A distribution of New Shares (the “Spin-off Shares”) of a subsidiary of the Issuer (the “Spin-off Issuer”) to holders of the Shares (the “Original Shares”).  With respect to a Spin-off, “New Shares” shall have the meaning provided in Section 12.1(i) of the 2002 Definitions except that the phrase immediately preceding clause (i) thereof shall be replaced by the following: “‘New Shares” means ordinary or common shares of the Spin-off Issuer that are, or that as of the ex-dividend date of such Spin-off are scheduled promptly to be,”.

Consequences of Spin-offs:
As of the ex-dividend date of a Spin-off, (i) “Shares” shall mean the Original Shares and the Spin-off Shares; (ii) the Transaction shall continue but as a Share Basket Forward Transaction with a Number of Baskets equal to the Number of Shares prior to such Spin-off, and each Basket shall consist of one Original Share and a number of Spin-off Shares that a holder of one Original Share would have been entitled to receive in such Spin-off; and (iii) the Calculation Agent shall make such adjustments to the exercise, settlement, payment or any other terms of the Transaction as the Calculation Agent determines appropriate to account for the economic effect on the Transaction of such Spin-off (provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or to the Transaction), which may, but need not, be determined by reference to the adjustment(s) made in respect of such Spin-off by an options exchange to options on the Shares traded on such options exchange.  As of the ex-dividend date of any subsequent Spin-off, the Calculation

Agent shall make adjustments to the composition of the Basket and other terms of the Transaction in accordance with the immediately preceding sentence.

Extraordinary Events:

New Shares
In the definition of New Shares in Section 12.1(i) of the 2002 Definitions, the text in clause (i) shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market or the London Stock Exchange (or their respective successors).”

Consequences of Merger Events:

Share-for-Share:	Calculation Agent Adjustment

Share-for-Other:	Cancellation and Payment

Share-for-Combined:	Component Adjustment

Composition of
Combined Consideration:	Not Applicable

Tender Offer:	Applicable

Consequences of Tender Offers:

Share-for-Share:	Calculation Agent Adjustment

Share-for-Other:	Calculation Agent Adjustment

Share-for-Combined:	Calculation Agent Adjustment

Nationalization, Insolvency
or Delisting:
Cancellation and Payment.  Notwithstanding Section 12.6(c)(ii) of the 2002 Definitions, Cancellation and Payment shall mean that the Transaction shall be cancelled as of the Announcement Date, provided that Counterparty may, by notice to DB on the first Business Day after the Announcement Date, elect to deliver, in lieu of paying the Cancellation Amount, a number of Shares equal to the Number of Shares on the second Business Day after the Announcement Date.  For the avoidance of doubt, the Cancellation and Payment as described in this paragraph shall only apply as a consequence of Nationalization, Insolvency or Delisting.

Additional Disruption Events:

Change in Law:	Applicable

Failure to Deliver:	Applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Not Applicable

Increased Cost of Hedging:	Not Applicable

Loss of Stock Borrow:
Applicable, and, for the avoidance of doubt, for purposes of determining any Cancellation Amount payable as the result of a Loss of Stock Borrow, the Determining Party may take into account any amounts payable by the Hedging Party under any buy-in provisions contained in any securities loan agreements governing loans of Shares borrowed in respect of the Transaction.   Further, any Shares forming part of the Posted Collateral (as defined in the Credit Support Document) in respect of which the Hedging Party has exercised its Right of Use pursuant to Paragraph 6(c) of the Credit Support Document (as amended by Paragraph 13) shall be deemed to be Shares “borrowed” by the Hedging Party for the purposes of this Additional Disruption Event.

Maximum Stock Loan Rate:	0.4%

Increased Cost of Stock Borrow:	Not Applicable

Hedging Party:	DB

Determining Party:	DB

Non-Reliance:	Applicable

Agreements and Acknowledgments
Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

Account Details:

Payments to DB:	To be advised under separate cover prior to the Trade Date

Payments to Counterparty:	To be advised under separate cover prior to the Trade Date

Delivery of Shares to DB:	To be advised under separate cover prior to the Trade Date

Office:	DB is acting through its London Office for the purposes of the Transaction; neither party is a Multibranch Party.

Calculation Agent:	DB.

3.           Other Provisions:

Optional Early Termination by Counterparty:

At any time, Counterparty may terminate the Transaction in whole or in part upon twenty (20) Exchange Business Days’ prior written notice to DB (the termination date specified in such notice, the “Optional Termination Date”); provided, that Counterparty is not on the date of such notice in possession of any material non-public information relating to the Shares or the Issuer.  If Counterparty terminates the Transaction in part, Counterparty shall specify in the notice of optional early termination, the number of Shares with respect to which the Transaction is to be terminated.

If Counterparty notifies DB that it wishes to terminate the Transaction in whole or in part, DB shall provide Counterparty with a price (the “Optional Termination Price”) for such optional early termination which shall be calculated by DB (acting in good faith and in a commercially reasonable manner) as the amount equivalent to (a) the cost to DB of unwinding the derivative embedded in the Transaction (taking into account, for the avoidance of doubt, the Prepayment Amount or, in the case of partial early termination, the relevant pro rata portion thereof) and (b) the cost to DB of unwinding its Hedge Positions in the market or otherwise on or prior to the Optional Termination Date.  If Counterparty accepts the Optional Termination Price quoted by DB, the Transaction will terminate on the Optional Termination Date and Counterparty shall make a cash payment to DB (or vice versa, as the case may be) on the Optional Termination Date in an amount equal to the Optional Termination Price.

If Counterparty terminates the Transaction in part, the Number of Shares shall be reduced by such number of Shares with respect to which such Transaction has been terminated.

For the avoidance of doubt, the termination of the Transaction on the Optional Termination Date as specified above, unless otherwise agreed by the parties, shall not extinguish any payment rights and obligations of the parties which were due and payable prior to the Optional Termination Date and have not yet been satisfied pursuant to the Agreement.

Additional Representations and Warranties:

Counterparty hereby represents and warrants to DB as of the Trade Date that:

1.
Neither Counterparty nor any entity which beneficially owns (within the meaning of Rule 13d-3(a) of the U.S. Securities and Exchange Act of 1934, as amended (the “Exchange Act”)) substantially all of the Counterparty’s outstanding voting securities, is organized or incorporated under the laws of the United States.   The person making the investment decision and/or placing the order for the Transaction on behalf of Counterparty is not located in the United States.

2.
From the three months prior to the Trade Date, neither Counterparty nor any person who would be considered to be the same “person” as Counterparty or “acting in concert” with Counterparty (as such terms are used in clauses (a)(2) and (e)(3)(vi) of Rule 144 under the U.S. Securities Act of 1933, as amended (the “Securities Act”)) has, without the written consent of DB, sold any Shares or hedged (through swaps, options, short sales or otherwise) any long position in the Shares.  Counterparty does not know or have any reason to believe that the Issuer has not complied with the reporting requirements contained in Rule 144(c)(1) under the Securities Act.

3.
Counterparty is not, on the Trade Date, in possession of any material non-public information regarding the Shares or the Issuer.  None of the transactions contemplated herein will violate any corporate policy of the Issuer or other rules or regulations of the Issuer applicable to Counterparty or its affiliates, including, but not limited to, the Issuer’s window period policy.

4.
Counterparty has filed, in the manner contemplated by Rule 144(h) under the Securities Act, a notice on Form 144 relating to the Transaction contemplated hereby in form and substance that DB has informed Counterparty is acceptable to DB.

5.
Counterparty acquired the Posted Collateral in the form of Shares on 4 July, 2006.  Counterparty agrees that Counterparty has not (i) created or permitted to exist any lien, mortgage, interest, pledge, charge or encumbrance of any kind (other than the security interest created by the Credit Support Deed) (a “Lien”) or any Transfer Restriction (other than the Existing Transfer Restrictions, as defined below) upon or with respect to the Posted Collateral in the form of Shares, (ii) sold or otherwise disposed of, or granted any option with respect to, any of the Posted Collateral in the form of Shares  or (iii) entered into or consented to any agreement (other than the Right of Use as set out in Paragraph 13(h) of the Credit Support Deed and, in the case of clause (x), this Confirmation) (x) that restricts in any manner the rights of any present or future owner of any Posted Collateral in the form of Shares  with respect thereto or (y) pursuant to which any person other than Counterparty, DB and any securities intermediary through whom any of the Posted Collateral in the form of Shares  is held (but in the case of any such securities intermediary only in respect of Posted Collateral in the form of Shares held through it) has or will have Control in respect of any Posted Collateral in the form of Shares.  “Control” means “control” as defined in Section 8-106 and 9-106 of the Uniform Commercial Code as in effect in the State of New York (“UCC”).

“Transfer Restriction” means, with respect to any item of Posted Collateral, any condition to or restriction on the ability of the owner thereof to sell, assign or otherwise transfer such item of Posted Collateral or enforce the provisions thereof or of any document related thereto whether set forth in such item of collateral itself or in any document related thereto, including, without limitation, (i) any requirement that any sale, assignment or other transfer or enforcement of such item of Posted Collateral be consented to or approved by any Person, including, without limitation, the issuer thereof or any other obligor thereon, (ii) any limitations on the type or status, financial or otherwise, of any purchaser, pledgee, assignee or transferee of such item of Posted Collateral, (iii) any requirement of the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document of any Person to the issuer of, any other obligor on or any registrar or transfer agent for, such item of Posted Collateral, prior to the sale, pledge, assignment or other transfer or enforcement of such item of Posted Collateral and (iv) any registration or qualification requirement or prospectus delivery requirement for such item of Posted Collateral pursuant to any federal, state or foreign securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act as a result of Counterparty being an “affiliate” of the issuer of such security, as such term is defined in Rule 144 under the Securities Act, or as a result of the sale of such security being subject to paragraph (c) of Rule 145 under the Securities Act);  provided that the required delivery of any assignment, instruction or entitlement order from the seller, Counterparty, assignor or transferor of such item of Posted Collateral, together with any evidence of the corporate or other authority of such Person, shall not constitute a “Transfer Restriction”.

“Existing Transfer Restrictions” means Transfer Restrictions existing with respect to any securities by virtue of the fact that (i) Counterparty is an “affiliate”, within the meaning of Rule 144 under the Securities Act, of the Issuer, (ii) the items of Posted Collateral in the form of Shares were acquired by the Counterparty in a transaction within the meaning of Rule 145 of the Securities Act and (iii) the items of Posted Collateral in the form of Shares were formerly subject to lock-up provisions under an Investment Agreement between, for the purposes of such provisions, the Counterparty and the Issuer.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

6.
Other than financing statements or other similar or equivalent documents or instruments with respect to the security interests in the Posted Collateral, no financing statement, security agreement or similar or equivalent document or instrument covering all or any part of the Posted Collateral is on file or of record in any jurisdiction in which such filing or recording would be effective to perfect a lien, security interest or other encumbrance of any kind on any such Posted Collateral.

7.
No registration, recordation or filing with any governmental body, agency or official is required or necessary for the validity or enforceability hereof or for the perfection or enforcement of the security interests in the Posted Collateral, other than the filing of financing statement in any appropriate jurisdiction.

8.
Counterparty has not performed and will not perform any acts that might prevent DB from enforcing any of the terms of the Agreement or the Credit Support Deed or that might limit DB in any such enforcement.

9.
Counterparty has taken independent legal advice with regard to the Transaction and to the warranties, representations and undertakings made herein and its obligations under all applicable laws and regulations and agreements entered into by Counterparty.

10.	Each of DB and Counterparty hereby represents and warrants to the other party as of the Trade Date that:

(a)
It is an “accredited investor” (as defined in Regulation D under the Securities Act) and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the Transaction, and it is able to bear the economic risk of the Transaction.

(b)
It is entering into the Transaction for its own account and not with a view to the distribution or resale of the Transaction or its rights thereunder except pursuant to a registration statement declared effective under, or an exemption from the registration requirements of, the Securities Act.

(c)	It has not taken and will not take any action that could cause such sale to fail to meet all applicable requirements of Rule 144 or Rule 145(d), as applicable.

(d)	It has and will at all times comply in all material respects with all laws and regulations in each relevant jurisdiction applicable to it with regard to the

Transaction, including without limitation prohibitions on insider dealing, market manipulation and market abuse and disclosure obligations under law applicable to it (this representation and warranty shall be deemed to be continuing and repeated for the period up until immediately after the termination of the Transaction).

(e)	Its reasons and objectives in entering into the Transaction are within its corporate powers and constitute a genuine and legitimate business and commercial purpose.

Representations, Warranties and Covenants of DB:

1.
DB represents to Counterparty that an affiliate of DB (the “DB Affiliate”) is registered as a broker and a dealer with the Securities and Exchange Commission and is a “market maker” or a “block positioner”, as such terms are used in Rule 144 under the Securities Act, with respect to the Shares.

2.
DB agrees that DB or a DB Affiliate shall, as promptly as practicable consistent with market conditions, introduce into the public market a quantity of securities of the same class as the Shares equal to the Number of Shares minus the number of securities of such class sold in connection with DB’s initial Hedge Position.

Covenants of Counterparty:

1.
Counterparty agrees that each of Counterparty and its affiliates will comply with all applicable disclosure or reporting requirements in respect of the Transaction, including, without limitation, any requirement imposed by Section 13 or Section 16 of the Exchange Act, if any, and Counterparty will provide DB with a copy of any report filed in respect of the Transaction promptly upon filing thereof.

2.
Counterparty is aware of and agrees to be bound by the rules of the Financial Industry Regulatory Authority (“FINRA”) applicable to option trading and is aware of and agrees not to violate, either alone or in concert with others, the position or exercise limits established by FINRA.

3.
Counterparty agrees that Counterparty shall not enter into or alter any hedging transaction relating to the Shares corresponding to or offsetting the Transaction.  Counterparty also acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation or the Agreement must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c) under the Exchange Act.  Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and no such amendment, modification, waiver or termination shall be made at any time at which Counterparty or, if Counterparty is not an individual, any officer, director, general partner, manager or similar person of Seller is aware or any material non-public information regarding the Issuer.

Binding Commitment:

The parties intend that this Confirmation constitutes a “Final Agreement” as described in the letter dated December 14, 1999 submitted by Robert W. Reeder and Alan L. Beller to Michael Hyatte of the staff of the Securities and Exchange Commission (the “Staff”) to which the Staff responded in an interpretative letter dated December 20, 1999.

 Securities Contract:

The parties hereto agree and acknowledge that DB is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of Title 11 of the United States Code (the “Bankruptcy Code”).  The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” within the meaning of Section 546 of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” a “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer” within the meaning of Section 546 of the Bankruptcy Code, and (B) that DB is entitled to the protections afforded by, among other sections, Section 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

Assignment:

The rights and duties under the Agreement may not be assigned or transferred by any party hereto without the prior written consent of the other party hereto;  provided, that:

1.
Notwithstanding Section 7 of the Agreement, DB may at any time assign, novate or otherwise transfer its rights, interests and obligations under the Agreement (in whole but not in part) to any of its Affiliates without the prior written consent of Counterparty so long as (i) the senior unsecured debt rating of such Affiliate has a credit rating assigned by any Rating Agency that is equal to, or higher than, the senior unsecured debt rating of DB as at the time of such assignment or transfer and (ii) such assignment or transfer does not result in (a) any additional payment becoming due and payable or accruing from the Counterparty under Section 2(d) of the Agreement; (b) the inability of the Counterparty to deduct for corporation tax purposes any payments/deliveries made to the assignee or any mark to market loss on the Transaction; or (c) any deduction or withholding for or on account of any Tax in respect of any payment by DB where such Tax is not an Indemnifiable Tax.  Any such transfer shall be fully effective on the date notice is given to Counterparty, and DB shall be released and discharged from all of its obligations hereunder from such date.  For the purposes of this provision, a "Rating Agency" shall mean any of (i) Moody's Investors Service Limited, (ii) Standard & Poor's Rating Services, a division of The McGraw-Hill Companies Inc. and (iii) Fitch Ratings;

2.
Counterparty may at any time assign, novate or otherwise transfer its rights and obligations under the Agreement (in whole but not in part) (a "Transfer") to a third party (the "Third Party") subject to the following conditions:

(a)
DB confirms (acting in good faith and in a commercially reasonably manner) that the standard credit lines and policies of DB (including but not limited to the client adoption policies of DB)  allow it to trade with the Third Party; and

(b)
the Third Party or its Credit Support Provider enters into a Credit Support Document in form and substance acceptable to DB and provides such other evidence and opinions in support of that Credit Support Document and the transferred obligations as DB may reasonably require.

Counterparty and DB agree to execute all relevant documentation to effect any transfer pursuant to the above.

Non-Confidentiality:

The parties hereby agree that (i) effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind, including opinions or other tax analyses, provided by DB and its affiliates to Counterparty relating to such tax treatment and tax structure (provided that the foregoing does not constitute an authorization to disclose the identity of DB or its affiliates, agents or advisers, or, except to the extent relating to such tax structure or tax treatment, any specific pricing terms or commercial or financial information) and (ii) DB does not assert any claim of proprietary ownership in respect of any description contained herein or therein relating to the use of any entities, plans or arrangements to give rise to a particular United States federal income tax treatment for Counterparty.

Agreements to Deliver Documents.  For the purpose of Sections 4(a)(i) and (ii) of the Agreement, Counterparty agrees to deliver the following document.

The Counterparty shall have procured that the Issuer shall have executed, and the Counterparty shall have delivered to DB, upon execution of this Confirmation, an Issuer Acknowledgment in the form attached as Annex A hereto.

DB is authorised and regulated by the Financial Services Authority and has entered into this transaction as principal.  The time at which the above transaction was executed will be notified on request.

Please confirm that the foregoing correctly sets forth the terms of our agreement by signing and returning this Confirmation.

Yours faithfully, DEUTSCHE BANK AG, acting through its London branch By: Name: Title: By: Name: Title:

Confirmed as of the date first written above:

VIRGIN ENTERTAINMENT INVESTMENT HOLDINGS LIMITED

By:________________________________
Name:
Title:

Annex A
[Virgin Media Inc. Letterhead]

[●], 2009
Deutsche Bank AG, acting through its London branch

Re: Proposed Transaction by Virgin Entertainment Investment Holdings Limited

Ladies and Gentlemen:

DB (“the Bank” or “you”) and Virgin Entertainment Investment Holdings Limited (“VEIHL”) have advised us of your intention to enter into an equity derivative hedging transaction (the “Transaction”) that may involve, among other things, a transfer by VEIHL to you of ____________ shares of our Common Stock (the “Transfer”) and pledge by VEIHL to you of ________ shares of our Common Stock (the “Pledge”) to secure VEIHL’s obligations pursuant to the Transaction.

We note that VEIHL is entitled to enter into a disposal (including in a hedging transaction) in respect of this number of shares of our Common Stock in accordance with Section 3.1(g) of its Investment Agreement with us dated as of April 3, 2006 (the “Investment Agreement”).  We note, however, VEIHL’s obligation to carry out the Transaction in accordance with, inter alia, Section 3.1(h) of the Investment Agreement.  Additionally, the shares of our Common Stock issued to VEIHL were issued in a transaction exempt from registration under the Securities Act of 1933 in accordance with Section 3(a)(10) of the Act, and consequently cannot be transferred without registration under the Act except pursuant to Rule 145(d) promulgated under the Act or another applicable exemption from registration under the Act.  You should obtain your own advice in respect of subsequent transfers by you of shares of our Common Stock acquired in the Transaction.

We agree that, subject to applicable law (including but not limited to the U.S. federal securities laws) and court orders: (i) if the equity derivative hedging transaction is to be settled by way of transfer of shares, we shall cause the transfer agent for the Common Stock promptly to register such transfer to you; and (ii) if you foreclose on any shares of Common Stock pursuant to the Pledge, we shall, subject to the satisfaction by you of all preconditions to such transfer set forth in Section 8-401 of the Uniform Commercial Code of the State of Delaware, cause the transfer agent for the Common Stock promptly to register the transfer of the shares of Common Stock subject to such foreclosure from VEIHL to you, or to the buyer in any foreclosure sale, as directed by you.

Sincerely,

Virgin Media Inc.

By:____________________________
Name:
Title: